SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):   December 1, 1998




                   JMB INCOME PROPERTIES, LTD. - IV
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)




     Illinois                  0-8469                   36-2857658
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(State or other)              (Commission          (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization




         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
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                           PARKWAY CITY MALL
                          Huntsville, Alabama
                          -------------------


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. On December 1, 1998, Huntsville Mall Associates (the "Venture"), a joint venture between JMB Income Properties, Ltd. - IV (the "Partnership") and Parkway City Partners ("Parkway"), an affiliate of the general partner, sold its interest in the land, building and related improvements of the Parkway City Mall (the "Property") located in Huntsville, Alabama. The buyer, CBL & Associates Properties, Inc., a Delaware corporation, is not affiliated with the Partnership or its General Partners; however, the buyer holds a minority interest in Parkway. The sale price was determined by arm's-length negotiations. The Property is an approximately 415,000 square foot enclosed regional shopping center and, as of the date of sale, was approximately 61% occupied.

     The sale price of the land, building and related improvements was $8,200,000. The Venture received cash proceeds from the sale of approximately $6,200,000 (net of closing costs, prepayment premium to lender and mortgage loan repayment of approximately $1,909,000) of which the Partnership's share is approximately $5,370,000. The Venture expects to recognize a gain of approximately $3,100,000 for financial reporting purposes and $3,400,000 for Federal income tax purposes in 1998, of which the Partnership's share is approximately $3,500,000 and $4,000,000, respectively. Due to preference levels within the Venture agreement, the venture partner's share is a loss of approximately ($400,000) and ($600,000), respectively. There are no representations, warranties or covenants in connection with the sale of this property.

     The Partnership Agreement provides that the General Partners are entitled to receive from the sale proceeds (net after expenses and retained working capital) 3/4 of 1% of the aggregate selling price of the property being sold, and that the balance of such sale proceeds be allocated 85% to the Limited Partners and 15% to the General Partners. However, the Limited Partners are entitled to receive 100% of sale or refinancing proceeds until the Limited Partners (i) have received cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed, equal a 7.75% annual return on the Limited Partners' average capital investment commencing in 1977 and (ii) have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership. The Limited Partners have received cash distributions that satisfied the requirements in (i) and (ii) above. Therefore, the sale proceeds will be distributed first to the General Partners in an amount equal to 3/4 of 1% of the sale price and the remaining proceeds (net after expenses and retained working capital) will be distributed 85% to the Limited Partners and 15% to the General Partners. In addition certain affiliates of the General Partners will receive a portion of the proceeds of sale through their interests in Parkway.

     The Partnership's interest in the Venture was its only remaining investment and due to its sale, the Partnership intends to wind up its affairs and liquidate by year end.




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ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

     (a)   Financial Statements.  Not applicable

     (b)   Proforma financial information - Narrative

     As a result of the sale of the Property by the Venture, after December 1, 1998, there will be no further rental and other income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses and venture partner's share of venture's operations for the Venture in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year ended December 31, 1997 were approximately $3,464,000, $264,000, $274,000,
$1,627,000, $46,000 and ($368,000), respectively. Rental and other income, mortgage and other interest, property operating expenses, amortization of deferred expenses and venture partner's share of venture's operations included in the nine months ended September 30, 1998, in the Partnership's consolidated financial statements relating to the Property were approximately $2,651,000, $163,000, $1,166,000, $2,000 and ($416,000),
respectively. Such operating results reflect the classification of the Property as held for sale or disposition as of September 30, 1997, and therefore, not subject to continued depreciation as of such date. Additionally, as a result of such sale, there will be no further assets and liabilities related to the Venture in the Partnership's consolidated financial statements, which at September 30, 1998 consisted of cash and other current assets of approximately $3,170,000, property held for sale or disposition of approximately $4,861,000, deferred expenses and other long-term assets of approximately $199,000, current portion of long-term debt and long-term debt of approximately $1,998,000, other current liabilities of approximately $249,000, other long term liabilities of approximately $839,000 and venture partner's subordinated equity in venture of approxi-mately $1,933,000.

     (c)   Exhibits.

           10.1 Purchase Agreement between Huntsville Mall Associates, an Illinois general partnership, and CBL & Associates Properties, Inc., a Delaware corporation dated October 29, 1998.



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                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      JMB INCOME PROPERTIES, LTD. - IV

                      BY:   JMB Realty Corporation
                            (Managing General Partner)


                            By:   GAILEN J. HULL
                                  -----------------------------
                                  Gailen J. Hull
                                  Senior Vice President
                                  Principal Accounting Officer



Dated:  December 15, 1998